As filed with the Securities and Exchange Commission on April 19, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
Securities Act of 1933

KINROSS GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	98-0162236 (I.R.S. Employer Identification No.)

25 York Street, 17th Floor
Toronto, Ontario, Canada  M5J2V5
Telephone:  (416) 365-5123
(Address of Principal Executive Offices,
including Zip Code)

Kinross Gold Corporation Share Purchase Plan
(Full title of the plan)

Shelley M. Riley Kinross Gold Corporation 25 York Street, 17th Floor Toronto, Canada M5J 2V5 (416) 365-5123 Telecopy: (416) 363-6622
Copy to:
Keith L. Pope, Esq.
Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, Utah 84111
(801) 532-7840
Telecopy: (801) 532-7750
(Name, address and telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, no par value and associated rights(3)	5,666,666	$ 9.36	53,039,994	$ 6,079

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Kinross Gold Corporation Share Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Kinross Gold Corporation (the “Registrant”).

(2)
Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, this amount is calculated based upon the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange system on April 12, 2012, of $9.36.  It is estimated solely for the purpose of calculating the registration fee.

(3)
Each common share includes an attached right arising under and subject to the terms set forth in the Shareholder Rights Plan Agreement dated as of February 26, 2009 (the “Rights Agreement”), between the Registrant and Computershare Investor Services Inc., as Rights Agent.  Until the occurrence of certain events described in such Agreement, the rights are not exercisable, are evidenced by the Registrant’s common shares and transfer automatically with, and only with, the common shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:

(1)           The Registrant’s Annual Report on Form 40-F for the year ended December 31, 2011, filed March 30, 2012; and

(2)           The Registrant’s report on Form 6-K filed April 2, 2012;

(3)           The Registrant’s report on Form 6-K filed April 2, 2012;

(4)           The Registrant’s report on Form 6-K filed April 5, 2012; and

(5)   The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A as filed on April 11, 2012, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

No named expert or counsel was employed by the Registrant on a contingent basis or has a substantial interest in or other relationship with the Registrant identified in Regulation S-K Item 509.

Item 6.  Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (any such person a “Qualifying Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.  A corporation shall not indemnify an individual unless the individual (1) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; and (2) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.  A corporation may advance money to a Qualifying Person for the costs, charges and expenses of a proceeding referred to above, but the individual shall repay the money if the individual does not fulfill the conditions set out in (1) above. A corporation may, with the approval of a court, indemnify an individual referred to above, or advance moneys, in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in (1) above. Despite the provisions above, a Qualifying Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above, if the individual seeking an indemnity, (a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfils the conditions set out in (1) and (2) above.

Sections 5.3, 5.4 and 5.5 of the Registrant’s Bylaws provide:

5.3           Indemnity:   Every person who at any time is or has been a director or officer of the Corporation or who at any time acts or has acted at the Corporation's request as a director or officer, or in a similar capacity, of another entity of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of every such person, shall at all times be indemnified by the Corporation in every circumstance where the Act so permits or requires.  In addition and without prejudice to the foregoing and subject to the limitations in the Act regarding indemnities in respect of derivative actions, every person who at any time is or has been a director or officer, or in a similar capacity, of the Corporation or properly incurs or has properly incurred any liability on behalf of the Corporation or who at any time acts or has acted at the Corporation's request (in respect of the Corporation or any other entity), and his/her heirs and legal representatives, shall at all times be indemnified by the Corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or completed) to which he/she is or may be made a party or in which he/she is or may become otherwise involved by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him in any such capacity or otherwise in respect of any of the foregoing), and all appeals therefrom, if:

(a)           he/she acted honestly and in good faith with a view to the best interests of the Corporation (or, if applicable, in the best interest of the other entity for which the individual acted as a director, officer or in a similar capacity at the Corporation’s request); and

(b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he/she had reasonable grounds for believing his/her conduct was lawful.

Nothing in this section shall affect any other right to indemnity to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) of this section or any corresponding condition in the Act. From time to time the board may determine that this section shall also apply to the employees of the Corporation who are not directors or officers of the Corporation or to any particular one or more or class of such employees, either generally or in respect of a particular occurrence or class of occurrences and either prospectively or retroactively. From time to time thereafter the board may also revoke, limit or vary the continued such application of this section.

5.4.  Limitation of Liability:   So long as he/she acts honestly and in good faith with a view to the best interests of the Corporation (or of the entity for which the individual acted as a director, officer or in a similar capacity at the Corporation’s request), no person referred to in section 5.3 (including, to the extent it is then applicable to them, any employees referred to therein) shall be liable for any damage, loss, cost or liability sustained or incurred by the Corporation, except where so required by the Act.

5.5. Insurance:   Subject to the Act, the Corporation may purchase liability insurance for the benefit of any person referred to in section 5.3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.  (See “ITEM 9.  UNDERTAKINGS.”)

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index on page 9.

Item 9.  Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)         the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)         any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 19, 2012.

KINROSS GOLD CORPORATION

/s/ Shelley M. Riley
Name: Shelley M. Riley Title: Vice President Office Services and Corporate Secretary

/s/ Keith L. Pope
Keith L. Pope Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Geoffrey P. Gold and Shelley M. Riley, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Tye W. Burt	Chief Executive Officer and President and Director (Principal Executive Officer)	April 19, 2012
Tye W. Burt

/s/ Paul H. Barry	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2012
Paul H. Barry

/s/ John A. Brough	Director	April 19, 2012
John A. Brough

/s/ John K. Carrington	Director	April 19, 2012
John K. Carrington

/s/ Kenneth Irving	Director	April 19, 2012
Kenneth Irving

/s/ John M.H. Huxley	Director	April 19, 2012
John M.H. Huxley

/s/ John A. Keyes	Director	April 19, 2012
John A. Keyes

/s/ Catherine McLeod-Seltzer	Director	April 19, 2012
Catherine McLeod-Seltzer

/s/ George A. Michals	Director	April 19, 2012
George A. Michals

/s/ John E. Oliver	Director	April 19, 2012
John E. Oliver

/s/ Terence C.W. Reid	Director	April 19, 2012
Terence C.W. Reid

 KINROSS GOLD CORPORATION

INDEX TO EXHIBITS

Regulation S-K Exhibit Number	Description
4.1	Articles of Amalgamation dated January 1, 2011 (incorporated by reference to Exhibit No. 3.1 to Registrant’s Registration Statement on Form 8-A/A filed April 11, 2012).
4.2	Registrant’s Amended and Restated By-Law No. 1 (incorporated by reference to Exhibit No. 3.2 to Registrant’s Registration Statement on Form 8-A/A filed April 11, 2012).
4.3
Shareholder Rights Plan Agreement dated February 26, 2009, entered into between Kinross Gold Corporation and Computershare Investment Services Inc. (incorporated by reference to Exhibit 99.2 to Registrant’s report on Form 6-K filed March 3, 2009).

5.1	Opinion of Osler, Hoskin & Harcourt LLP, as to the legality of the securities offered.
23.1	Consent of KPMG LLP.
23.2 23.3	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit No. 5.1). Consent of Robert Henderson, Qualified Person.
23.4	Consent of Mark Sedore, Qualified Person.
23.5	Consent of Marek Nowak, Qualified Person.
23.6	Consent of Wayne Peter Barnett, Qualified Person.
24.1	Power of Attorney (included on signature page).